SMARTSHEET INC.
INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is entered into by and between Smartsheet Inc., with offices at 500 108th Ave NE #200, Bellevue WA 98004 (“Smartsheet”), and Stephen Branstetter, with an address at [REDACTED] (“Contractor”). This Agreement is effective as of the date of last signature below (the “Effective Date”).

1.     Services; Relationship of the Parties

1.1     Services. During the period of September 19, 2024 to November 18, 2024 (“Service Period”), Contractor will provide services to Smartsheet up to twenty (20) hours per week in the nature of business analysis, assisting the Chief Financial Officer with business queries, and executive transition support (“Services”). Contractor will answer questions, discuss information, attend meetings, etc. as requested by Smartsheet. In the event that (a) Contractor determines that he or she is unable to provides services for twenty (20) hours per week or (b) Contractor accept full-time employment with a third party, Contractor shall notify Smartsheet (via email to jo.deal@smartsheet.com) within twenty-four (24) hours of such determination or acceptance.

1.2    Relationship of the Parties. Contractor is an independent contractor of Smartsheet with respect to the Services. The parties hereby disclaim any intention to create an employment relationship or any relationship other than that of independent contractors. If Contractor is an individual, Contractor will not represent himself or herself to be an employee of Smartsheet, and Contractor will not enter into any agreement on Smartsheet’s behalf. Other than as specified in Section 2 (Compensation) below, Contractor is not entitled to, and waives any claim to, health insurance, vacation, sick time, benefits under any retirement, pension or profit sharing plan, or similar benefits that may be available to employees of Smartsheet. Smartsheet will not control or direct the details and means by which Contractor performs work, except to the extent necessary to coordinate Contractor’s work with Smartsheet’s personnel and/or the general requirements of each Statement of Work.

2.     Compensation

2.1     Fees. During the Service Period, Contractor will be deemed to be providing Service as defined under the Smartsheet 2018 Equity Incentive Plan (the “2018 EIP”) and will not have ceased to provide services for purposes of the 2015 Equity Incentive Plan (the “2015 EIP”), thus allowing the continuation of the vesting and exercise provisions related to Smartsheet equity awards received by Contractor during their time as an employee of Smartsheet (e.g., grants [REDACTED]). At the conclusion of the Service Period, Contractor’s Service under both the 2018 EIP and 2015 EIP will terminate, causing (a) the post-termination exercise window to begin for any vested stock option awards, (b) vesting to cease for, and forfeiture of, any restricted stock units, and (c) vesting to cease for, and forfeiture of, any performance stock units. For the avoidance of doubt, all equity awards will continue to be subject to the 2018 EIP and 2015 EIP, as applicable. The equity award continuance shall be the only compensation payable to Contractor during the Service Period.

2.2    Expenses. Smartsheet will also reimburse Contractor, at actual cost with no mark up, for Contractor’s reasonable expenses incurred in connection with providing the Services, provided that such expenses are either specifically authorized in a Statement of Work or separately pre-approved by Smartsheet in writing. Contractor shall be responsible for all other costs incurred in connection with providing Services or conducting business, including but not limited to any city, county, state and federal licenses, permits, taxes and assessments, self-employment taxes, income taxes, and taxes imposed on amounts payable under this Agreement. Contractor shall indemnify, defend and hold harmless Smartsheet from and against any claim or action arising in connection with Contractor’s failure to pay such costs and taxes.

2.3     Invoices. Contractor will invoice Smartsheet monthly for expenses due from the previous month, with each invoice to include or be accompanied by substantiating documentation for expenses as reasonably requested by Smartsheet. Unless otherwise set forth in an applicable Statement of Work, Smartsheet will pay Contractor all undisputed invoiced amounts within thirty (30) days after receipt of Contractor’s invoice.

3.    Confidentiality and Trading Restrictions

3.1    Restrictions on Use and Disclosure of Confidential Information. Contractor will hold all Confidential Information (as defined below) in strict confidence, and will not disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information in any form to any person or entity without Smartsheet’s express prior written consent. Contractor will not use the Confidential Information for any purpose other than to provide Services. “Confidential Information” means all information and materials not generally known outside of Smartsheet that are disclosed to or learned by Contractor. Confidential Information applies to information disclosed or learned in writing, electronically, orally, or by observation, before and after the Effective Date and whether or not during working hours. Confidential Information includes, without limitation: (a) Inventions (as defined in Section 4.1 below) and all notes, sketches, diagrams, and other written records related to Inventions, (b) technical data, trade secrets, know-how, research, ideas or plans for products and services, software code and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, and engineering designs and drawings, (c) price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information, (d) information relating to Smartsheet’s employees and consultants (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), (e) lists of, or information relating to, suppliers and customers of Smartsheet, and (f) the terms and conditions of this Agreement.

3.2    Other Responsibilities. If Contractor becomes aware of any compromise, loss, or disclosure of Smartsheet’s Confidential Information, whether or not resulting from a breach of this Section, Contractor will immediately notify Smartsheet in writing and provide Smartsheet with all reasonably requested assistance in connection with addressing or mitigating such compromise or loss.

3.3    Return of Materials. On request and/or on termination of this Agreement for any reason, Contractor will return or destroy any and all physical materials containing or embodying Confidential Information to Smartsheet, according to Smartsheet’s reasonable instructions. On Smartsheet’s request, Contractor will certify in writing that all such Confidential Information has been so returned or destroyed.

3.4    Trading Restrictions. During the Service Period and until the commencement of the next open trading window (to be determined as set forth under Smartsheet’s Insider Trading Policy) following the conclusion of the Service Period, Contractor shall remain subject to the same restrictions (including trade windows) that they were subject to as an Access Person under Smartsheet’s Insider Trading Policy. Upon the commencement of Smartsheet’s next open trading window following the conclusion of the Service Period, Contractor will no longer be subject to the Access Person trading restrictions, but will remain subject to all applicable federal securities laws (including those related to insider trading, opposite-way transactions, and affiliate sales).

4.    Ownership of Inventions

4.1    Inventions. Subject to Section 4.2 below and except as explicitly otherwise agreed by the parties in the applicable Statement of Work, Smartsheet will own exclusively all right, title and interest in and to all developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets, works of authorship, and materials that are conceived, discovered, written or created by Contractor, alone or jointly with Smartsheet or third parties, in connection with the Services, whether completed or works-in-progress (“Inventions”). All Inventions will be deemed “work made for hire” for Smartsheet for all purposes of copyright law. To the extent that any such Inventions do not fall within the specifically enumerated works that constitute works made for hire under United States copyright laws, and to the extent such Inventions include materials subject to copyright, patent, trade secret or other proprietary right protection, Contractor hereby irrevocably assigns to Smartsheet all right, title and interest that he or she may be deemed to have in and to the Inventions, including and all copyrights, patents, trade secrets and other proprietary rights therein (and renewals thereof). Contractor waives all claims for infringement that he or she may have in connection with such Inventions. Contractor agrees to provide all assistance reasonably requested by Smartsheet to secure intellectual property or proprietary rights for Smartsheet in the Inventions.

4.2    Pre-Existing Inventions. “Inventions” do not include, and Contractor is not obligated to assign to Smartsheet, any pre-existing software, inventions, copyrights, patents, trade secrets, trademarks and other proprietary rights of Contractor that Contractor can document existed before the Effective Date and that are listed on Exhibit B to this Agreement (collectively, the “Pre-Existing Inventions”). Contractor hereby grants to Smartsheet a non-exclusive, worldwide, perpetual, irrevocable, fully paid, royalty-free license to use the Pre-Existing Inventions to the extent they are included in, or are necessary to use and exploit, deliverables provided as part of the Services.

4.3    Third Party Materials. Contractor will not include any materials created by third parties in Inventions unless Contractor has all necessary rights, licenses, consents, releases and/or permissions to do so. To the extent third party materials are included in Inventions, Contractor will ensure that Smrtsheet has an irrevocable, royalty free license to use such materials as necessary to use and exploit the Inventions for any purpose.

5.    Term and Termination

5.1    Term. The term of this Agreement will begin on the Effective Date and will continue in effect until the end of the Service Period, unless earlier terminated in accordance with this Section. This Agreement may be renewed or extended if mutually agreed by the parties in writing.

5.2    Termination. Either party may terminate this Agreement upon one (1) day’s notice, for the other party’s uncured breach of any material provision of this Agreement. If the breaching party fails to cure its breach within the notice period, the Agreement will automatically terminate without any requirement of further notice. Additionally, Smartsheet may terminate this Agreement with one (1) day’s notice in the event that Contractor commences full-time employment with a third party or there is a public announcement regarding Contractor accepting a full-time position with a third party.

5.3    Survival. The terms and conditions of this Agreement that by their sense and context are intended to survive termination will survive, including the following Sections: 1.2, 3, 4, 5.3, 6, and 8 through 10.

6.     Non-Solicitation of Customers. During the term of this Agreement and for a period of twelve (12) months thereafter, Contractor will not use any Confidential Information of Smartsheet to (a) dissuade or negatively influence any of Smartsheet’s customers or clients from purchasing Smartsheet products or services, or (b) attempt to solicit or influence any customer, client or person, directly or indirectly, to direct any purchase of products or services to any person, firm, corporation or institution that is in competition with the business or proposed business of Smartsheet.

7.    Network Security; Use of Smartsheet Systems. To the extent that Contractor has physical or electronic access to Smartsheet’s computer network or systems, Contractor will comply with all network access and security requirements communicated by Smartsheet to Contractor from time to time. Contractor recognizes and agrees that he or she has no expectation of privacy with respect to use of Smartsheet’s telecommunications, networking, or information processing systems (including without limitation stored computer files, email messages and voice messages) and that Contractor’s activity, and any files or messages, on those systems may be monitored by Smartsheet.

8.    Representations and Warranties. Contractor represents and warrants to Smartsheet that: (a) Contractor’s performance of his, her or its obligations under this Agreement will not breach any agreement between Contractor and a third party (including without limitation any confidentiality obligation); (b) Contractor will comply with all applicable laws, rules, regulations and orders of any governmental authority in performing obligations under this Agreement; (c) Contractor will provide the Services in a competent and professional manner in accordance with industry standards; and (d) neither the Services and/or the Inventions, nor the use of the Services and/or Inventions by Smartsheet in accordance with the applicable Statement of Work, will infringe or misappropriate any third party’s intellectual property or proprietary rights.

9.    Indemnification. Contractor will indemnify, defend and hold harmless Smartsheet and its directors, employees and agents from and against any and all damages, liabilities, penalties, fines, losses, costs and expenses, including reasonable attorneys’ fees, arising from or relating to (i) any claim for wages or benefits and/or related taxes against Smartsheet by Contractor or any subcontractor of Contractor, (ii) the gross negligence or willful misconduct of Contractor, or (iii) any third party claim that arises out of Contractor’s breach of any representations, warranties or obligations under this Agreement.

10.    Miscellaneous

10.1    Governing Law and Waiver of Jury Trial. This Agreement is governed by the laws of the State of Washington, excluding its conflicts of law rules. Exclusive venue for any action hereunder will lie in the state and federal courts located in Seattle, King County, Washington, and both parties hereby submit to the jurisdiction of such courts.

10.2.    Assignment and Subcontracting. Contractor may not assign or transfer this Agreement, in whole or in part, or subcontract any rights or obligations under this Agreement, without Smartsheet’s prior written consent. Any assignment in contravention of this provision will be null and void. This Agreement will be binding on all permitted assignees and successors in interest, and Contractor will be responsible for the acts or omissions of any subcontractors who provide Services on its behalf (whether or not authorized by Smartsheet in accordance with this Section 10.2).

10.3    Entire Agreement/Amendments. This Agreement, including each Statement of Work and all other exhibits that are incorporated herein by reference, contains the entire agreement of the parties regarding the subject matter described herein, and all other promises, representations, understandings, arrangements and prior agreements related thereto, including but not limited to that Change In Control Severance Agreement entered into by and between the parties on November 12, 2021, are merged herein and superseded hereby (including any Contractor documentation that contains terms different from or in addition to this Agreement). The provisions of this Agreement may not be amended except by an agreement in writing signed by both parties.

10.4    Notices. Except as may be otherwise set forth herein, all notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given: (i) on the next day if delivered personally or via courier to such party; (ii) on the date three (3) days after mailing if mailed by registered or certified mail; or (iii) on the same day if delivered by email. Unless delivered via email, all notices will be sent to the applicable address for a party first set forth above and, in the case of Smartsheet, to the attention of “Legal.” If delivered via email, notices to Smartsheet will be sent to [REDACTED] and notices to Contractor will be sent to [REDACTED]. Addresses may be changed by notice given by one party to the other pursuant to this Section or by other form of notice agreed to by the parties.

10.5    Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the other provisions herein will remain in full force and effect in such jurisdiction and will be liberally construed to effectuate the purpose and intent of this Agreement, and the invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of any such provision in any other jurisdiction.

10.6    Waiver of Breach. The waiver of any breach of any provision of this Agreement will be effective only if in writing. No such waiver will operate or be construed as a waiver of any subsequent breach.

10.7    Interpretation. As used in this Agreement, including Statements of Work, the use of the term “including” is illustrative and not limiting.

10.8    Order of Precedence. To the extent the terms and conditions of this Agreement conflict with the terms set forth in each Statement of Work, this Agreement will control.

10.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

The parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SMARTSHEET INC. By: /s Mark Mader Name: Mark Mader Title: President & Chief Executive Officer Date: September 17, 2024	STEPHEN BRANSTETTER By: /s Stephen Branstetter Date: September 17, 2024